Exhibit 99

1st FRANKLIN FINANCIAL CORPORATION

213 East Tugalo Street

P.O. Box 880

Toccoa, Georgia  30577

(706) 886-7571

March 29, 2002

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549-0408

Ladies and Gentlemen:

This letter is written pursuant to Temporary Note 3T to Article 3 of Regulation S-X.  1st Franklin Financial Corporation (the "Company") has received a representation letter from Arthur Andersen LLP ("Andersen") stating that the audit of the consolidated balance sheets of the Company and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation to conduct the relevant portions of the audit.

Very truly yours,

1st Franklin Financial Corporation

By:

 /s/ A. Roger Guimond

A.

Roger Guimond

Executive Vice President

   and Chief Financial Officer